3M Health Care Business Group	3M Center, 275-4W-02
St. Paul, MN 55144-100
United States

3M

April 28, 2020

U.S. Department of Health and Human Services

200 Independence Avenue SW

Washington, DC 20201

Office of the Assistant Secretary for Preparedness and Response (ASPR) and Biomedical Advanced Research and Development Authority (BARDA):

It is our understanding that Generex Biotechnology is working with the HHS, ASPR, BARDA, and other government agencies to develop the li- Key-SARS-CoV-2 peptide vaccine with the goal to begin mass vaccination in the Fall of 2020. This will require the collection of convalescent plasma for the screening and selection of peptides to be included in the final vaccine formulation. This formulation will then be administered as part of an adaptive design protocol in a clinical trial to assess safety and immunogenicity. Concurrently, a similar clinical trial will be conducted in a special population of healthcare workers. Subsequent special population trials will be conducted in pediatric, geriatric, and immunocompromised populations.

On behalf of 3M Company, please accept this letter as notice of our intent to support Generex Biotechnology and BARDA's efforts to develop the li -Key-SARS CoV-2/ COVID-19 vaccine. Although we cannot commit financial support or in-kind services, we are eager to provide for testing our vaccine adjuvant drug compound known as 3M-052. As resources permit, we are willing to provide 3M-052 and information related to 3M -052 either directly to Generex Biotechnology and/or as formulated by one of our licensees, in particular the Infectious Disease Research Institute (IDRI). We recognize the urgent need for vaccine development and are willing to provide our support to Generex Biotechnology and BARDA to make it a reality.

/s/ Raymond Chiu

Raymond Chiu, Ph.D.

Vice-President - Research and Development

3M Health Care Business Group